N e w s R e l e a s e

November 1, 2010	Exhibit 99.1

Park National Corporation announces completion
of Series B Common Share Warrant capital raise

NEWARK, Ohio—Park National Corporation (Park) (NYSE Amex: PRK) today announced that in the second, third and fourth quarters of 2010, investors holding outstanding Series B Common Share Warrants exercised a portion of the Warrants to purchase 187,200 common shares, generating net proceeds for Park of approximately $12.3 million (net of selling expenses). Park has raised $82.2 million from the sale of common shares (net of selling and administrative costs) since the second quarter of 2009.

The Warrants, which had a strike price of $67.75 per common share, represented 75 percent of the 250,000 common shares subject to the Series B Common Share Warrants Park issued in the registered direct offering which closed on October 30, 2009. The remaining portion of the Series B Common Share Warrants Park issued in October 2009 (covering 62,800 common shares) expired on October 30, 2010.

“We are pleased to have raised additional capital at $67.75 per share. At September 30, 2010, our common book value per common share was $43.10, therefore, we raised this capital at over 1.5 times common book value,” said Park Chairman C. Daniel DeLawder.  “With the expiration of the Series B Common Share Warrants, we completed a very successful common equity raise with Rodman & Renshaw in which we issued 937,200 common shares, raising common equity of $58.5 million.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.

Headquartered in Newark, Ohio, Park National Corporation has $7.1 billion in total assets (as of September 30, 2010). Park consists of 13 community bank divisions and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers & Savings Bank Division, United Bank Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division and The Park National Bank of Southwest Ohio & Northern Kentucky Division. Park's other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.

CONTACTS:	Bethany Lewis, Communications Specialist, 740.349.0421
John Kozak, CFO, 740.349.3792

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com